Exhibit 1
Contact:
Icahn Capital LP
Susan Gordon
 (212) 702-4309

CARL ICAHN RELEASES OPEN LETTER TO XEROX SHAREHOLDERS

New York, New York, December 12, 2017 – Today Carl C. Icahn released the following open letter to the shareholders of Xerox Corporation (NYSE: XRX):

Carl C. Icahn
767 Fifth Avenue, 47th Floor
New York, New York 10153

December 12, 2017

Ladies and Gentlemen:

In June of last year, we entered into an agreement with Xerox, pursuant to which Jonathan Christodoro, one of our former employees, was appointed as a member of Xerox's board of directors. Last Friday, Jonathan resigned from the board due to disagreements over issues vital to Xerox's current and future wellbeing. Following his resignation, we notified Xerox that we intend to nominate and seek to elect 4 highly-qualified individuals (Jonathan, Keith Cozza, Jay Firestone and Randy Read) to the board at the 2018 annual meeting of shareholders.

Yesterday, Xerox released a statement that paints a rosy picture of what is in reality a bleak situation that I fear could turn out like that of Eastman Kodak, where Xerox Chairman Bob Keegan worked for over 25 years and Xerox CEO Jeff Jacobson also served as a senior executive. There is much to unpack and debunk in Xerox's statement, and I look forward to doing just that in the coming weeks and months. But there is one outrageous claim that needs to be addressed immediately -- the claim that shareholders have recognized Xerox's progress, which is why the stock is up 30% year-to-date.

To be clear, the primary reason Xerox stock is up 30% year-to-date is the Conduent spin-off that I spent over a year fighting for. Xerox stock closed at $23.00 on Friday, December 30, 2016 (the last trading day of the year). The following day, when markets were closed, Xerox completed the long-awaited spin-off of Conduent. As a result, the price of Xerox stock increased to close at $27.56 on the first trading day of 2017. That means the split I championed is responsible for 75% of the value creation Xerox claims as evidence of shareholder support. Once you back that out, Xerox stock dramatically underperformed the S&P 500 Index through Monday, December 11, 2017.

As has become readily apparent, Xerox desperately needs new leadership. Despite our efforts, the "old guard" directors still remarkably defend a CEO that is incapable of (1) introducing new products that do more than play catch-up to competitors and (2) acknowledging that cost-cutting alone, particularly in sales, marketing, R&D and customer service, is not a formula for changing the current alarming revenue trajectory of "mid-single digit" year-over-year percentage decreases. Perhaps their defense is not so remarkable given that Jacobson himself is part of the old guard, having served as an executive at Xerox since 2012.

If the long-tenured directors at Xerox continue to refuse to acknowledge that change is needed, then we believe it is mandatory for shareholders to speak up and demand that further new blood be introduced into the boardroom. We have shown time and time again that replacing an ineffective CEO can lead to billions and billions of dollars of value creation for ALL shareholders. To name just a few examples over the last few years, simply look at eBay, Forest Laboratories, Hologic and Manitowoc. We are hopeful that a change in senior leadership will lead to similar value creation at Xerox. The long-tenured members of the board seem to have their heads in the sand just like at Eastman Kodak. There is still time for change – but very little time. Stay tuned for more.

Sincerely yours,

Carl C. Icahn

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 2017.